Exhibit 16.1

October 10, 2017

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Kansas City Southern and, under the date of January 27, 2017, we reported on the consolidated financial statements of Kansas City Southern as of and for the years ended December 31, 2016 and 2015, and the effectiveness of internal control over financial reporting as of December 31, 2016. On October 5, 2017, we were notified that Kansas City Southern engaged PricewaterhouseCoopers LLP as its principal accountant for the year ending December 31, 2018 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Kansas City Southern’s consolidated financial statements as of and for the year ended December 31, 2017, and the effectiveness of internal control over financial reporting as of December 31, 2017, and the issuance of our reports thereon. We have read Kansas City Southern’s statements included under Item 4.01 of its Form 8-K dated October 4, 2017, and we agree with such statements, except that we are not in a position to agree or disagree with Kansas City Southern’s statement that the change was approved by the Audit Committee of the Board of Directors and we are not in a position to agree or disagree with the statements under Item 4.01(b).
Very truly yours,
/s/ KPMG LLP